Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 2, 2012, except for the retrospective adoption of amendments to the accounting standard relating to the reporting and display of comprehensive income as described in Note 2 and Note 14 as to which the date is September 21, 2012, in Amendment No. 5 to the Registration Statement (Form S-1) and related Prospectus of Remy International, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Indianapolis, Indiana

September 21, 2012